Exhibit 10.1

Equity Transfer Agreement

The Agreement was made and concluded by the following Parties on November 5, 2024 in Wuhan:

Party A-1 (Transferor 1): Hubei Haoyaoshi Zhenghe Pharmacy Chain Co., Ltd

Legal Representative: Lijuan Hu

Address: 1st Floor, No.1 Zhenxing Fourth Road, Qiaokou District, Wuhan City, Hubei Province

Contact Information: [Redacted]

Party A-2 (Transferor 2): Hubei Huayao Pharmaceutical Co., Ltd

Legal Representative: Peian Pan

Address: Room 15-20, 14th Floor, Building A, South China Building, No. 222 Development Avenue, Jianghan District, Wuhan City, Hubei Province

Contact Information: [Redacted]

Party B (Transferee): Sichuan Hupan Jincheng Enterprise Management Co., Ltd.

Legal Representative: Lan Su

Address: No. 622, 6th Floor, Building 1, No. 3 Shunjiang Section, Wuhou Avenue, Wuhou District, Chengdu City, Sichuan Province

Contact Information: [Redacted]

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Target Company: Hupan Pharmaceutical (Hubei) Co., Ltd

Whereas:

1. Hupan Pharmaceutical (Hubei) Co., Ltd (hereinafter referred to as the “Target Company”) is a limited liability company incorporated and validly existing as of May 14, 2024 in accordance with Company Law of the People’s Republic of China as well as other relevant laws and regulations.

The registered capital is RMB two million

The legal representative is: Xingwang Zheng

The Unified Social Credit Code is: 91420103MADJFDX48W

2. As of the execution date of the Agreement, the Transferor 1 and Transferor 2 holds 90％ and 10% equity interest in the Target Company, respectively, Transferors 1 and 2 are collectively referred to as the “Transferors” ;

3. The Transferor 1 and Transferor 2 intend to transfer all of the 100％ of the Target Company held by them to the Transferee who intends to accept such equity in accordance with the conditions set forth herein.

Therefore, the Transferor and the Transferee reached the following agreement on equity transfer through friendly consultation in accordance with the provisions of the Civil Code of the People’s Republic of China, the Company Law of the People’s Republic of China as well as other relevant laws and regulations in the principle of equality and mutual benefit for mutual compliance.

Article 1 Definitions

1.1 Except as otherwise specified herein, the following terms and expressions shall have the meanings given thereto below:

“Target equity”	refers to	All equity of the Target Company currently held by the Transferor and shall be transferred to the Transferee in accordance with the provisions hereof as set forth in Article 2 as well as any and all rights and interests attached thereto.

“Base date of equity transfer”	refers to	October 31, 2024.

“Completion date of equity transfer”	refers to	The day on which the Target Company, with the cooperation of the Transferor and the Transferee, completes the registration of the change of equity transfer with the administration for industry and commerce.

“Transition period”	refers to	The period from the base date of equity transfer to the completion date of equity transfer.

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1.2 The headings of the articles, paragraphs, and items hereof are for convenient reference only and shall not be deemed as interpretations of the contents hereof.

1.3 Where the terms and conditions are referenced in the Agreement, such terms and conditions shall refer to the corresponding terms and conditions hereof, unless otherwise specified.

Article 2 Transfer of Equity

2.1 According to the Agreement, the Transferor 1 and Transferor 2 agree to transfer all equity of the Target Company held by them to the Transferee, and the Transferee agrees to accept the target equity and the relevant shareholders’ rights and obligations attached to the equity shall also be transferred accordingly.

2.2 Upon completion of the equity transfer hereunder, the Transferee shall hold 100% of the Target Company, and the Transferor 1 and Transferor 2 shall no longer hold the equity of the Target Company and shall no longer enjoy the corresponding shareholders’ equities and obligations.

Article 3 Equity Transfer Price and Payment Method

3.1 The Parties understand and agree that the total price of the target equity transferred to the Transferee is RMB 4.0 million (in words: RMB FOUR MILLION YUAN only) on October 31, 2024, the base date of equity transfer.

3.2 Payment terms: payment by installment.

The first installment is the prepayment stage. The Transferee shall pay 20% of the transfer price of the target equity to the Transferor as prepayment, i.e., RMB800,000.00 (in words: RMB EIGHT HUNDRED THOUSAND YUAN only) within 7 working days after the signing of the Agreement.

The second installment is when the condition meets. 60% of the transfer price of the target equity, i.e., RMB2,400,000.00 (in words: RMB TWO MILLION AND FOUR HOUNDRED THOUSAND YUAN only) shall be paid within 7 working days after the day on which the preconditions for equity transfer as set forth in Article 4 hereof are fulfilled, and the Transferors confirm and promises in writing to the Transferee.

The third installment is when the transfer is completed. The Transferee shall pay the remaining 20% of the transfer price of the target equity to the Transferor, i.e., RMB 800,000.00 (in words: RMB EIGHT HUNDRED THOUSAND YUAN only) after the Parties have gone through all procedures such as company delivery and industrial and commercial registration of changes according to law.

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3.3 The Transferor 1 and Transferor 2 agree that the Transferee shall directly pay the total transfer price of the target equity to the account designated in the way mentioned below. The Transferee (Party B) shall have nothing to do with the failure of The Transferors (Party A) to transfer out the funds or deduct the funds due to the reasons attributable to the designated account holder or the account itself (including but not limited to the condition that the account is seized, frozen, etc.) after the price is transferred in; upon completion of payment by the Transferee to the designated account, the Transferee shall be deemed to have fulfilled its obligations to pay the transfer price of the target equity to the Transferors as agreed herein.

3.4 The beneficiary account designated by Transferor 1 and Transferor 2 is as follows:

Account Name:	[Redacted]
Opening Bank:	[Redacted]
Account No.:	[Redacted]
Bank No.:	[Redacted]
Bank Code:	[Redacted]

Article 4 Declaration, Commitment, and Warranty from the Transferors

4.1 The Transferors promise to have met the following prerequisites for equity transfer:

4.1.1 The Target Company is a company legally incorporated and existing in accordance with the laws of the People’s Republic of China and has full capacity for civil conduct and rights. The Transferors are the legal investor of the target equity to be transferred, and the Transferor shall fulfill its obligations under this agreement without violating any applicable laws, regulations, rules, ordinances, or judgments.

4.1.2 The Transferors have obtained the valid written documents or resolutions of its co-owners of consenting to the transfer of the target equity with regard to the equity transfer hereunder.

4.1.3 The Transferors have obtained a written statement from other shareholders of the Target Company, and the other shareholders consent to the transfer of the equity held by the Transferors and give up their priority to purchase the transferred target equity held by the Transferors.

4.1.4 The shareholders’ meeting or the Board of Directors of the Target Company has made a resolution on unanimously consenting to transfer the target equity to the Transferee in accordance with Chinese laws and the Articles of Association of the Target Company.

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4.1.5 The Transferors undertake that any and all documents of the Target Company provided for the Transferee (including but not limited to any and all financial documents and certifications such as business license, financial statements, etc.) are authentic and comprehensive without any concealment, deception or falsehood.

4.1.6 The equity transfer hereunder does not conflict with or lead to a violation of the Target Company’s existing Articles of Association, organizational documents, or other binding agreements or documents signed and entered into by the Target Company, nor does it violate any governmental or relevant laws, regulations, rules, ordinances or judgments applicable to the Target Company.

4.1.7 Unless otherwise disclosed in writing to the Transferee, as of the signing of this contract, the Target Company has not concealed any debts or obligations, provided external guarantees, or had any pending litigation or arbitration cases in any court or arbitration department. The equity transferred by the Transferor to the Transferee hereunder is free of any lien, mortgage, or preemptive right or any restriction or influence of any third party’s interests and rights, and the Transferor has an independent and exclusive right to dispose of the equity transferred without violating the mandatory provisions of laws and administrative regulations or the restrictive provisions of its Articles of Association.

4.1.8 The Transferors have obtained all necessary approvals, authorizations, and commitments from their authorized authorities in order to transfer their equity in the Target Company and ensure that the Transferee can effectively register as a shareholder of the equity after the transfer. There are no legal obstacles to its transfer of equity.

4.1.9 The Transferor guarantees that the registered capital corresponding to the transferred equity has been paid in full. In the case that the contribution is not paid in, the Transferor shall pay in the contribution prior to signing the Agreement, or the transfer price shall be adjusted by the Parties through consultation.

4.1.10 All statements, warranties, and commitments made by the Transferors in this agreement remain true, complete, and accurate, and have not been violated. They shall continue to be valid and effective after the transferee completes the transfer of the target equity

4.2 The Transferee hereby makes the following representations, warranties, and commitments, confirms that the following representations and warranties are authentic, complete, and accurate, and is willing to bear any and all legal liabilities arising therefrom:

4.2.1 The Transferee has the full legal right, ability, and internal authorization to sign the Agreement and participate in trading the equity involved herein. The Agreement constitutes a legal, valid, and legally binding obligation of the Transferee.

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4.2.2 The source of the Transferee’s fund for paying the price of the equity transferred by the Transferor is legal and is free of the legal risks that the fund will be seized or recovered by the relevant government departments or any third party.

The aforesaid representations, warranties, and commitments made by the Transferee shall continue to be valid after the Transferee completes the transfer of the target equity.

Article 5 Other Obligations of the Transferor

Besides the obligations set forth in other provisions hereof, the Transferor shall also undertake the following obligations to the Transferee:

5.1 The Transferors shall not directly conduct or agree to or require the Target Company to conduct the following behaviors from the signing date of the Agreement to the day on which the equity transfer is completed, unless permitted by the Equity Transfer Agreement or the prior written consent of the Transferee:

5.1.1 To establish or extend any mortgage, pledge, or other guarantees or right restrictions for the Target Company (except for existing mortgage, other guarantee which is renewed on the same terms and conditions with the consent of the original warranty due to non-repayment of the principal debt upon expiration), or increase any existing guarantee burdens, including but not limited to increasing the amount guaranteed;

5.1.2 To adopt an abnormal mode of business operation or carry out abnormal transactions without the prior written consent of the Transferee, which results in a substantial deterioration of the financial position and business status of the Target Company compared with the conditions on the signing date of the Agreement; or to engage in any activity that could cause a material adverse change in the financial position of the Target Company;

5.1.3 To enter into any contracts or make any capital, asset, or financial arrangements of such nature which may have a material adverse effect on the business operations and financial position of the Target Company;

5.1.4 Not sign any organizational documents of the company without the prior written consent of the Transferee, except for the relevant resolution consenting to the equity transfer in accordance with the provisions hereof;

5.1.5 To arrange for the Target Company to purchase or dispose of any assets outside the normal business operation;

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5.1.6 To sell, transfer, lease, license, grant, assign, or undersell all or any part of any business, shares or bonds, properties or assets of the Target Company, unless required by its normal business operation;

5.1.7 To cause the Target Company to intentionally breach any of its material contractual obligations or laws and regulations;

5.1.8 To compromise, reconcile, exempt, revoke, terminate, or waive any major litigations, claims for compensation, creditor’s rights, and other claims or disputes concerning the Target Company;

5.1.9 To declare, distribute, or pay any dividends to any shareholders of the Target Company in any way;

5.1.10 To change the business scope and nature of the Target Company; or to change the Target Company’s business or business procedures that have been disclosed to the Transferee, unless such change is required by law;

5.1.11 To enter into any employment or consultancy agreements with any person; to modify the existing conditions for employing its employees or consultants;

5.1.12 To modify the regulations concerning the remunerations or bonuses payable by the Target Company to its directors, or enter into any new service agreement concerning its directions or change the service agreement with any directors;

5.1.13 To modify any loan document or loan arrangement;

5.1.14 To exempt, waive, release, or reduce, in part or in whole, of any of its creditor’s rights or rights, except those arising amid the normal business operation.

5.2 After signing the Agreement, the Transferor shall assist the Transferee in going through the procedures of industrial and commercial registration of changes for the equity transfer, including but not limited to promoting the reorganization of the Board of Directors of the Target Company. All former directors of the Target Company’s Board of Directors appointed by the Transferor shall immediately submit their resignations to the Target Company.

Article 6 Assumption of Creditor’s Rights and Debts

6.1 Party A guarantees that it has fully and truthfully disclosed the debts of the Target Company and that it has paid off any and all debts of the company prior to the equity transfer; the Parties both agree that the creditor’s rights, debts, employees and related legal disputes of the company prior to the change shall be handled by the former legal representative and the former shareholders of the company, and that any and all economic and legal liabilities arising therefrom shall be jointly borne by the former legal representative, the former shareholders and the guarantor of the company.

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The new creditor’s rights, debts, and related legal disputes arising from the changed company shall have nothing to do with the Transferor, and shall all be borne by the new legal representative and new shareholders of the acquiring company (after the change).

6.2 After the change of business license and qualification certificate, the annual inspection, the extension of the work safety license, the dynamic verification of the qualification, and the company’s tax declaration shall all be under the charge of the legal representative and shareholders of the new company after the change.

Article 7 Liability for Breach of the Contract

7.1 In the case of any or several of the following circumstances at any time after the signing of the Agreement: (1) the representations, warranties and commitments made by the Transferor hereunder are materially changed, and such changes are not accepted by the Transferee; or (2) the Transferor fails to perform its obligations hereunder; or (3) the Transferor transfers part or all of the underlying equity to a third party; the Transferee may choose to:

7.1.1 The Transferee has the right unilaterally propose the termination of the Agreement, and the Transferor shall pay the liquidated damages of RMB1,200,000.00 (in words: RMB ONE HUNDRED AND TWENTY THOUSAND YUAN only) to the Transferee and refund the total amount already paid.

7.1.2 Require the Transferor to continue to perform the Agreement; under such circumstances, the Transferor shall compensate the Transferee for any and all losses thus incurred. In the case that the Transferee has paid the transfer price of the target equity or other amount to the Transferor in full or in part, the Transferor shall pay the Transferee the liquidated damages at the rate of 5‱ per day for the period from the payment date of the amount(s) already paid to the Transferor to the day on which the aforesaid circumstances are rectified. In the case that the losses suffered by the Transferee exceed the amount of the liquidated damages, the Transferor shall compensate the Transferee for the losses uncovered by the liquidated damages.

7.2 In the event of a change in the company’s equity, if the Transferors fail to cooperate with the change, the Transferor shall voluntarily refund all fees already collected and bear a penalty of RMB600,000.00 (in words: RMB SIXTY THOUSAND YUAN only).

7.3 In the case that the Transferee fails to pay the transfer price of the target equity as agreed herein after the Agreement comes into force, it shall pay to the Transferor the liquidated damages at the rate of 5‱ per day for the amount whose payment is delayed. In the case that the Transferee delays paying the transfer price of the target equity in whole or in part for more than 60 days, the Transferor may choose to:

7.3.1 Directly notify the Transferee in writing to terminate the Agreement; under such circumstances, the Transferee shall pay the liquidated damages of RMB600,000.00 (in words: RMB SIXTY THOUSAND YUAN only) to the Transferor.

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7.3.2 Require the Transferee to continue to perform the Agreement; under such circumstance, in the event that the Transferee fails to pay the transfer price of the target equity as agreed herein, it shall pay to the Transferor the liquidated damages at the rate of 5‱ per day for the amount whose payment is delayed. In the case that the losses suffered by the Transferor exceed the amount of the liquidated damages, the Transferee shall compensate the Transferor for the losses uncovered by the liquidated damages.

Article 8 Force Majeure

8.1 Where either Party fails or is unable to perform the Agreement according to agreed provisions hereof due to earthquake, typhoon, flood, fire, war or other events of which the occurrence and consequences are unforeseeable and inevitable, the Party affected by such force majeure events shall notify the other Party of such event without delay via telegram, and shall provide details of such event, the reasons and valid certification for the failure in performance, partial performance or delay in performance of the Agreement within fifteen days. The above-mentioned certification documents shall be issued by the notary office in the place where such event occurs. Based on the impact of the force majeure event on the performance of the Agreement, the Parties shall, through consultation, decide whether to terminate the Agreement, exempt the partial obligations hereunder, or postpone the performance hereof.

Article 9 Confidentiality Provisions

9.1 After the signing of the Agreement, neither Party hereto shall disclose the Agreement, the matters hereunder, and any documents, materials and information related to such matters to the non-signatory party, unless such Party has obtained the prior written consent of the other Party. Nevertheless, disclosure of the information of relevant projects to relevant intermediaries, financial institutions, and relevant government organs for the purposes of performing the Agreement shall not be restricted.

9.2. This provision shall survive the termination of the Agreement.

Article 10 Dispute Resolution

10.1 Any dispute arising out of or in connection with the Agreement shall be settled by the Parties through friendly consultation first. If no agreement can be reached through such consultation, either Party shall be entitled to bring the dispute to the competent people’s court in the place where the Target Company is domiciled.

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Article 11 Taxes and Fees

11.1 The Parties hereto shall pay relevant taxes or fees to the relevant government departments for the equity transfer hereunder, which shall be borne by each Party respectively according to law.

Article 12 Effectiveness of the Agreement and Miscellaneous

12.1 The Agreement shall come into force upon being signed by the authorized representatives of each Party on the date set forth at the beginning of the Agreement (either Party shall affix its official seal if it is a company).

12.2 In the case that any provision of the Agreement or its annexes becomes invalid, and that such invalidation does not fundamentally affect the performance of the Agreement and its annexes, the invalidation of such provision shall not affect the validity of other provisions hereof.

12.3 The Agreement and its annexes represent the entire agreement of the Parties hereto and shall supersede any and all written and oral consultations, agreements, commitments, and warranties between the Parties prior to the signing of the Agreement.

12.4 The failure or delay of the Transferor and the Transferee in exercising any of their rights hereunder shall not constitute a waiver of such rights; neither the Transferor nor the Transferee’s failure or delay in holding the other Party responsible for the liabilities hereunder shall constitute an exemption of such liabilities.

12.5 The Agreement shall be made out in six originals, two for each Party, and each coming into effect as of the date of signature.

(End of the text)

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(Signature page)

Party A-1: Hubei Haoyaoshi Zhenghe Pharmacy Chain Co., Ltd

Legal Representative (signature): /s/ Lijuan Hu

Date:

Party A-2: Hubei Huayao Pharmaceutical Co., Ltd

Legal Representative (signature): /s/ Peian Pan

Date:

Party B: Sichuan Hupan Jincheng Enterprise Management Co., Ltd.

Legal Representative (signature): /s/ Lan Su

Date:

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